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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Tuesday, March 20, 2001

                 LAWSUITS FILED AGAINST ADAPTIVE BROADBAND(TM)
                     AND CERTAIN FORMER EXECUTIVE OFFICERS

SUNNYVALE, CALIFORNIA - ADAPTIVE BROADBAND CORPORATION (Nasdaq National Market:
ADAP) announced that several lawsuits had been filed against it and certain of
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its former executive officers in the United States District Court for The
Northern District of California. In each of the lawsuits, the plaintiffs seek to assert claims on behalf of a class of all persons who purchased securities of Adaptive Broadband between August 10, 2000, and March 15, 2001. The complaints allege that Adaptive Broadband and certain of its former officers and directors violated federal securities laws in connection with the company's fourth quarter and fiscal year ended June 30, 2000. The company expects that all of the lawsuits will eventually be consolidated into a single action, as is customary in such cases.

On March 15, 2001, Adaptive Broadband announced that it expected to restate its revenue and cost of revenue for the quarter ended June 30, 2000. The company currently expects that its revenue and cost of revenue for the quarter will be reduced by $4.0 million relating to a sales transaction recorded during the quarter that the company now believes should not have been recognized.

Adaptive Broadband believes that the lawsuits are unjustified and that there were no violations of any securities laws. The company indicated that it would defend itself forcefully. Commenting on the lawsuits, Dr. Daniel L. Scharre, Adaptive Broadband's chief executive officer, said, "We understand that in today's litigation environment, lawsuits were bound to follow our March 15 announcement. We firmly believe, however, that these suits are groundless."

About Adaptive Broadband
Adaptive Broadband (www.adaptivebroadband.com) is a data networking solutions
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company that is developing leading-edge technology for the deployment of broadband wireless communication over the Internet. Its AB-Access fixed wireless broadband platform bridges the last mile, currently replacing the local loop for corporate and small business subscribers and migrating to the residential market. Combining a leading packet-on-demand technology and time division duplexing, it offers data transmission at rates up to 25 Mbps -- providing the capability for voice, real-time video conferencing, transmission of full streaming video, web surfing, and transmission of data files - all simultaneously and over one connection.


For Further Information Contact:
Stephanie M. Day
Vice President-Investor Relations and
Corporate Communications                        Investor Information Line:
(408) 743-3429                                  (Toll-free) 1-888-225-6789
(408) 743-3482 Fax                              http://www.adaptivebroadband.com
sday@adaptivebroadband.com
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